EXHIBIT 23.2
Consent of Independent Accountants
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-127602, 333-127601, 333-120849, 333-126273, 333-108665, 333-100896, 333-88916, 333-32942, 333-31284, 333-83147, 333-80883, 333-79727, 333-62055, 333-19071, 333-04801, 33-64377, 33-53915, 33-53572, 33-34607, 33-18322, 33-20797, 33-30347, 33-35515, 2-92355, 2-87495 and 2-79751) of CA, Inc. of our report dated June 15, 2006 relating to the consolidated financial statements of Wily Technology, Inc. and subsidiaries, which appears in the Current Report on Form 8-K/A of CA, Inc. dated March 3, 2006.
/s/ Rowbotham & Company LLP
San Francisco, California
July 28, 2006